Letter To Stockholders THIS IS NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER. IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME, KINDLY DISREGARD THIS NOTICE. September 4, 2012 Dear Stockholder: No action is required of you at this time. We have sent this letter to you only to announce the initial quarterly repurchase offer (the "Offer") by Business Development Corporation of America (the "Company"). The purpose of this Offer is to provide liquidity to stockholders who have continuously held their share for at least one year, since there is otherwise no public market. The Offer is for cash at a price equal to $9.7125 per Share, which equals 92.5 percent of the offering price per Share as of October 1, 2012 (the "Purchase Price"), and is made upon the terms and subject to the conditions set forth in the accompanying Offer to Purchase and Letter of Transmittal. The Offer period will begin on September 4, 2012 and end at 12:00 Midnight, Eastern Time, on October 1, 2012. Subject to the limitations contained in the Offer to Purchase, which is attached to this letter, all properly completed and duly executed letters of transmittal returned to us will be processed promptly following the expiration of the Offer period. IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES AT 92.5 PERCENT OF THE PUBLIC OFFERING PRICE AS OF OCTOBER 1, 2012, PLEASE DISREGARD THIS NOTICE. We will contact you again next quarter and each quarter thereafter to notify you of the Company's intention to offer to repurchase a portion of its issued and outstanding shares. If you would like to tender a portion or all of your shares for repurchase at this time, please complete the Letter of Transmittal Form included with this letter and return it in the enclosed envelope. Please see the attached Offer to Purchase for conditions to the Offer, including, but not limited to, the fact that we are only offering to repurchase up to 10,732 shares of our common stock held by stockholders who have continuously held their shares for at least one year. All requests to tender shares must be received in good order by the Company, at the address below, by 12:00 Midnight, Eastern Time, on October 1, 2012. Business Development Corporation of America 405 Park Avenue, 15th Floor New York, New York 10022 If you have any questions, please call your financial advisor or call us at (212) 4156500. Nicholas S. Schorsch Chief Executive Officer, Business Development Corporation of America Business DevelopmentCorporation of America 405 Park Avenue, 15th Floor New York,New York 10022 T 212-415-6500 w http://www.BDCofAmerica.com